Exhibit 99.1

Contact: Daniel C. Dunn

Chief Financial Officer

314/771-2400

Allied Healthcare Products Reports Loss

On Depressed Sales

ST. LOUIS, November 13, 2013 – Allied Healthcare Products, Inc., (NASDAQ: AHPI) reported a loss in the first quarter of its 2014 fiscal year on sales depressed by continuing sluggish economic conditions in the hospital market and related uncertainty about how new healthcare legislation will evolve.

The net loss for the first quarter ending September 30 was about $591,000, or a negative 7 cents per basic and diluted share. That compares to a net loss in the prior year of about $411,000, or 5 cents per share.

Sales for the first quarter of fiscal 2014 declined from about $9.3 million for the prior year to about $8.7 million, or about 6 percent.

Allied Healthcare Products manufactures a variety of respiratory products used in the healthcare industry in a range of hospital and alternate care settings including sub-acute facilities, home healthcare and emergency medical care. Allied product lines include respiratory care products, medical gas equipment and emergency medical products. Allied products are marketed to hospitals, hospital equipment dealers, hospital construction contractors, home healthcare dealers and emergency medical product dealers.

“SAFE HARBOR” STATEMENT: Statements contained in this release that are not historical facts or information are “forward-looking statements.” Words such as “believe,” “expect,” “intend,” “will,” “should,” and other expressions that indicate future events and trends identify such forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome and future results of operations and financial condition to be materially different than stated or anticipated based on the forward-looking statements. Such risks and uncertainties include both general economic risks and uncertainties, risks and uncertainties affecting the demand for and economic factors affecting the delivery of health care services, the outcome of litigation proceedings and specific matters which relate directly to the Company’s operations and properties as discussed in its periodic filings with the Securities and Exchange Commission. The Company cautions that any forward-looking statement contained in this report reflects only the belief of the Company or its management at the time the statement was made. Although the Company believes such forward-looking statements are based upon reasonable assumptions, such assumptions may ultimately prove inaccurate or incomplete. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement was made.

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ALLIED HEALTHCARE PRODUCTS, INC.

STATEMENT OF OPERATIONS

(UNAUDITED)

	Three months ended September 30,
	2013	2012

Net sales	$8,708,297	$9,287,091
Cost of sales	6,947,731	7,308,116

Gross profit	1,760,566	1,978,975

Selling, general and administrative expenses	2,622,202	2,638,575

Loss from operations	(861,636)	(659,600)

Interest income	(1,890)	(4,226)
Other expense, net	8,723	7,581
	6,833	3,355

Loss before benefit from income taxes	(868,469)	(662,955)

Benefit from income taxes	(277,910)	(251,923)

Net loss	$(590,559)	$(411,032)

Basic and diluted loss per share	$(0.07)	$(0.05)

Weighted average common shares outstanding - basic and diluted	8,027,147	8,124,386

ALLIED HEALTHCARE PRODUCTS, INC.

BALANCE SHEET

(UNAUDITED)

	September 30, 2013	June 30, 2013
ASSETS
Current assets:
Cash and cash equivalents	$3,077,132	$3,687,919
Accounts receivable, net of allowances of $170,000	3,625,782	4,221,970
Inventories, net	10,245,692	9,338,343
Income tax receivable	48,520	36,766
Other current assets	606,946	420,978
Total current assets	17,604,072	17,705,976

Property, plant and equipment, net	9,618,798	9,722,344
Deferred income taxes	1,943,627	1,667,699
Other assets, net	228,824	242,712
Total assets	$29,395,321	$29,338,731

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,695,665	$1,317,202
Other accrued liabilities	2,126,954	1,861,241
Deferred income taxes	843,557	845,539
Total current liabilities	4,666,176	4,023,982

Commitments and contingencies

Stockholders' equity:
Preferred stock; $0.01 par value; 1,500,000 shares authorized; no shares issued and outstanding	-	-
Series A preferred stock; $0.01 par value; 200,000 shares authorized; no shares issued and outstanding	-	-
Common stock; $0.01 par value; 30,000,000 shares authorized; 10,427,878 shares issued at September 30, 2013 and June 30, 2013; 8,027,147 shares outstanding at September 30, 2013 and June 30, 2013	104,279	104,279
Additional paid-in capital	48,589,954	48,584,999
Accumulated deficit	(2,984,300)	(2,393,741)
Less treasury stock, at cost; 2,400,731 shares at September 30, 2013 and June 30, 2013	(20,980,788)	(20,980,788)
Total stockholders' equity	24,729,145	25,314,749
Total liabilities and stockholders' equity	$29,395,321	$29,338,731